Exhibit 99.1

Company Contact: Robert Stern (rstern@micruscorp.com) Executive Vice President Micrus Endovascular Corporation (408) 433-1400	Investor Contacts: Jody Cain (jcain@lhai.com) Bruce Voss (bvoss@lhai.com) Lippert/Heilshorn & Associates, Inc. (310) 691-7100
For Immediate Release
MICRUS ENDOVASCULAR EXPECTS RECORD REVENUES
OF $12.5 TO $12.7 MILLION FOR ITS FISCAL FIRST QUARTER
SAN JOSE, Calif. (July 6, 2006) – Micrus Endovascular Corporation (Nasdaq: MEND) today announced that it expects to report record quarterly revenues for the three months ended June 30, 2006.
Revenues for the first quarter of fiscal 2007 are expected to be between $12.5 million and $12.7 million, representing an increase of 76% to 79% compared with revenues of $7.1 million reported for the first quarter of fiscal 2006. The anticipated revenue increase for the first quarter of fiscal 2007 includes higher sales of the Company’s core microcoil products and approximately $2.2 million in sales to the Company’s distributor in Japan.
Micrus expects to report full financial results for the first quarter of fiscal 2007 and to hold an investment-community conference call in early August. Details about the conference call will be forthcoming.
About Micrus Endovascular Corporation
Micrus Endovascular develops, manufactures and markets both implantable and disposable medical devices used in the treatment of cerebral vascular diseases. The Company’s products are used by interventional neuroradiologists and neurosurgeons primarily to treat cerebral aneurysms responsible for hemorrhagic stroke, a significant cause of death worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. The Company’s proprietary, three-dimensional microcoils are unique in that they automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information, visit www.micruscorp.com.
Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information. Except for the historical information contained in this news release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the increased adoption of embolic coiling as a procedure to treat cerebral aneurysms, the Company’s limited operating history and history of significant operating losses, the Company’s involvement in patent litigation with Boston Scientific Corporation, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with managing rapid growth, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing our relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources, the Company’s dependence on obtaining timely U.S. Food and Drug Administration (FDA) as well as applicable international regulatory clearances and approvals for our future products or product enhancements, and other risks as detailed from time-to-time in the Company’s Annual Report on Form 10-K filed on June 16, 2006 and its other reports and filings with the Securities and Exchange Commission under the Securities and Exchange Act of 1934. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.
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